AllianceBernstein
Moderator: Phil Talamo
April 25, 2007
5:00 p.m. ET

OPERATOR:  Thank you for standing by and welcome to the Alliance Bernstein first quarter 2007 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question-and-answer session, and I will give you the instructions on how to ask questions at that time.  As a reminder, this conference is being recorded and will be replayed for one week.  I would now like to turn the conference over to the host for this call the Director of Investor Relations for Alliance Bernstein, Mr. Philip Talamo, please go ahead, sir.

PHILIP TALAMO, DIRECTOR INVESTOR RELATIONS, ALLIANCEBERNSTEIN:  Thank you, Anthony.  Good afternoon everyone and welcome to our first quarter 2007 earnings review.  As a reminder, this conference call is being Webcast, and is supported by a slide presentation that can be found on our Web site, at AllianceBernstein.com.

Presenting our results today is Jerry Lieberman, President and Chief Operating Officer, Lew Sanders, our Chairman and Chief Executive Officer, and Bob Joseph, our CFO will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature, and as such is subject to certain rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our slide presentation as well as in the risk factor section of our 2006 Form 10-K.

In light of the SEC’s Regulation FD management is limited to responding to inquiries from investors and analysts in a non public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.  At this time, I would like to turn the call over to Jerry Lieberman.

JERRY LIEBERMAN, PRESIDENT, and CHIEF OPERATING OFFICER:  Thank you, Phil, and good afternoon to everyone on the call.  As I normally do, I’ll begin with some high level commentary and then I’ll get into the more important details.

A steep plunge in Chinese stocks, coupled with growing concerns over weakness in the housing and sub-prime mortgage markets triggered significant stock market volatility during the first quarter of 2007.  Nonetheless, after a very weak February, the world’s stock market rebounded in March and ended the quarter up modestly.  Stock market volatility, such as we experienced during the first quarter of 2007, reminds us why research-driven stock selection and broad diversification across geographies, asset classes, and investing styles are the best strategies to achieve long-term investment success.  By the way, this is our message to our private clients and retail clients alike.

In terms of relative performance for the quarter, our value and growth equity services generally under-performed against our respective benchmarks and LIPPER averages, while our fixed income services modestly outperformed, with particular strength in certain retail services.

As we announced earlier this month, total assets under management as of March 31, were approximately $742 billion, up $124 billion in the last 12 months, and up $25 billion for the quarter.  These increases represent year-over-year and sequential growth of about 20 percent and 3.5 percent, respectively.  Net inflows were strong for the quarter, representing approximately 54 percent of the sequential increase in AUM as our firm’s organic growth rate continues to track at a high single-digit annual rate.

Net revenues for the operating partnership were up 16.6 percent versus the first quarter of 2006, to more than $1 billion.  Operating income was up 19.4 percent and net income increased by 17.6 percent to $268 million.  For AllianceBernstein Holding, the publicly traded partnership, Net Income grew by almost 20 percent, to $79 million, and the per-unit distribution was 91 cents, up 16.7 percent versus the first quarter of 2006.

Our financial results are in line with expectations from management’s point of view after adjusting for a few unusual items, the nature of which I will address later in this call.

Having covered the highlights for the quarter, I’ll now provide some more detail.  As I shown on display four, while our four U.S. capital market indices posted gains for the quarter, the gains were anemic especially when compared to the robust returns in the fourth quarter of 2006.  The paucity of returns provided by equity markets is emphasized by the fact that the first quarter of 2007 marks the first time since the second quarter of 2005 that the Lehman Aggregate outperformed all three equity indices, as you can see on the slide.

On display five, you’ll see a similar story for the non-U.S. capital markets.  While still positive, and stronger than U.S. equity markets, returns for the first quarter of 2007 pale in comparison to the stellar performance in the previous quarter for all three MSCI indices on this display.

Turning to the relative returns on slide six, Value Equity services had a rough patch in the first quarter, generally underperforming their respective benchmarks and LIPPER averages.  However, longer-term relative returns on many of our Value Equity services, especially our global and international services, remain several hundred basis points above their respective benchmarks or LIPPER averages.

Growth services continue to struggle relative to their benchmarks and LIPPER averages.  Yet, long-term returns remain competitive, especially in our institutional product line.  And for the second consecutive quarter, Fixed Income services posted improving relative returns.  Additional detail on the relative performance of many of our services can be found in the appendix on slides 28-37.

As you can see on display seven, gross sales were quite strong for the quarter, $38 billion, and net inflows of approximately $13.3 billion were positive across all three distribution channels with $6.3 billion in Institutional Investments, $3.4 billion in Retail and about $3.6 billion in our Private Client channel.  Factoring in market appreciation, all three channels posted annualized double-digit AUM growth rates for the quarter.

Display eight shows changes in assets under management by channel for the 12 months ended March ’07, as total AUM increased approximately $124 million, or just over 20 percent.  Net inflows totaled $49.1 million for an organic growth rate of about eight percent and investment performance added $74.6 billion, or 12.1 percent.  The increase and total net inflows was led by Institutional Investments with $28 billion, which was 57 percent of total net inflows.

Turning to display nine, we have the summary of changes in AUM by Investment Service for the three months ended March 2007.  Our Value Equity services had record quarterly net asset inflows of $10.9 billion and Fixed Income had its strongest quarter in over two years with $3.9 billion in net inflows.  Conversely, Growth Equity services incurred about $1.4 billion in net outflows.

Display 10 details changes in AUM for the 12 months ended March by investment service.  Value Equities has gross record sales of $63.9 billion, which led to record net inflows of $36.9 billion.  Meanwhile, record gross Fixed Income sales of almost $28 billion generated net inflows of $9.1 billion.

Let’s turn to display 11 where I’ll start my discussion of our distribution highlights beginning with our Institutional Investment channel.  At the end of March, Institutional assets totaled $468 billion, or 63.2 percent of our total AUM.  The 2.9 percent increase in Institutional AUM for the quarter was attributable to market appreciation of about $8 billion and net inflows of about $6 billion, as over 100 institutional mandates were funded.  Value Equity and Blend Strategies services continue to account for the lion’s share of new Institutional assets, at roughly 64 percent for the quarter.

Fixed Income services made up the bulk of the remaining new institutional assets for the quarter.  Additionally Global and International services comprised approximately 79 percent of all new assets in the quarter, a continuing trend.  And lastly, our pipeline of won but unfunded new Institutional mandates remains substantial.

Turning to the slide 12, you’ll see that our Retail assets under management are up $6 billion, or 3.6 percent, for the quarter to $173 billion and represents over 23 percent of our total AUM.  Net inflows and market appreciation contributed equally to the quarterly increase in Retail AUM.  Year-over-year organic growth was mixed globally, driven by an increase in sales in U.S. Funds, where incidentally we have gained significant market share over the last 12 months, offset by weakness in non-U.S. sales.  Also worthy of note, our Wealth Strategies services reached $10 billion in assets during the quarter, after having been available for less than four years.

On display 13, you’ll note that our Private Client share achieved a milestone, $100 billion in assets under management.  Our high-net-worth client AUM grew by 5.7 percent during the quarter and 22.8 percent over the last 12 months, mostly the result of strong net inflows, and now represent 13.5 percent of our total AUM.  Gross and net inflows for both the three and 12 month periods were records for this channel.  Our continued focus on growing our Private Client group is further evidenced by the addition of 17 Financial Advisors during the quarter, as new FA’s joined both our U.S. and U.K. offices.  Our global FA staff now totals 315 financial advisors, a 15.8 percent increase over the past 12 months.

Highlights for the Institutional Research Services are shown on display 14.  Revenues of $99 million for the quarter, the second strongest quarter ever, were 3.3 percent higher than the year ago quarter, driven entirely by growth in our European business, and we’re also up 11.5 percent sequentially.  U.S. revenues were up sequentially, but were down slightly versus a very strong first quarter in 2006.  Meanwhile, we continue to invest in our European franchise.

To summarize, we believe the first quarter of 2007 was a good quarter for our firm.  Our ability to continue providing top-of-the-line client service and competitive investment performance across a diversified suite of services, regardless of market conditions, is paramount in enabling us to achieve our goal of becoming the most admired investment firm.  Our philosophy of putting our clients first is bearing fruit in the form of increased net flows and improved financial results.

But before spending time on our financial results, let’s review the diversity of our assets under management.

Let’s start with display 15.  As you can see from the pair of pie charts in the left-center of our display our firm’s assets under management continue to become increasingly global from the perspective of client domicile.  During the last 12 months, assets from clients located outside of the U.S. grew by 38 percent to $272 billion, or some 37 percent of total AUM, which is up from 32 percent of AUM at the end of March 2006.

Global and International investment services, as reflected by the pie charts at the right-center of the display, account for 56 percent of total assets, or $414 billion.  Assets in these services grew by 41 percent during the last 12 months, more than double the firm’s overall 20 percent asset growth rate for that period.

Display 16 highlights our Blend Strategies services, which accounts for approximately 20 percent of our total assets under management.  Our Blend services, which are offered in U.S., global, and international constructions, totaled $145 billion at quarter end and are up 40 percent versus March 31, 2006.

Now this quarter, we’ve introduced a display which tracks the growth in our Hedge Fund AUM.  This asset class continues to grow, and increasingly impacts the makeup and seasonality of our financial results, we felt it would be appropriate to provide an update on the amount of assets in these services.

Slide 17 shows our Hedge Fund AUM at the end of the years 2003 through 2006 and for the quarter ended March 31, 2007.  Our continued success at offering these services to our clients is evidenced by the 23 percent growth in assets during the first quarter of 2007.  The majority of this growth was sourced by our private client channel, as we are just beginning to market these services to institutional clients.

On a somewhat related note, the firm booked its first currency mandate during the quarter, a service we just began marketing to clients late in the second half of 2006.

Now I’ll begin my discussion of our financial results, beginning with revenues on display 18.  Net Revenues for the quarter were just over $1 billion, an increase of 16.6 percent compared to the $896 million in the first quarter of 2006.  Investment advisory fees grew by 23.7 percent, or $148 million.  Dividend and interest income grew year-over-year, but experienced a sharp sequential decline due to the recognition of significant annual year-end mutual fund capital gains distributions on deferred compensation investments in the fourth quarter of 2006.  The variability of the “Other” revenue line item, a line item which is difficult to forecast, especially on a short-term basis, is in large part driven by the mark-to-market of mutual fund investments associated with our employee deferred compensation plans and is therefore linked to the vagaries of the capital markets.  In fact, mark-to-market gains declined by $18 million sequentially, as performance of global equity markets was significantly lower in the first quarter of 2007 than in the fourth quarter of 2006.

As we pointed out in previous quarterly reviews, the financial impact of these gains is actually offset over a four-year period through higher incentive compensation expense due to vesting.  And finally, the increase in interest expense is due to higher equity loan activity, which is more than offset by higher interest income.

On display 19, you can see Base Fees increased by $758 million, or 23.5 percent.  The increase was attributable to higher AUM in all there channels, as well as the shift to higher value-added equity services, including the increase in Global and International investment services that I touched upon in my discussion of our AUM diversity on slide 15.  As I mentioned in last quarter’s call, the effect of this shift favorably affects the firm’s organic growth rate when measured by revenue, as it drives fee realizations upward.  In this context, the firm’s annualized AUM growth rate of over seven percent, as measured by net inflows, translates into a double-digit rate for fee revenue when mix is factored into the calculation.

Also, as a reminder, performance fee revenues during the first three quarters of the year are primarily related to our long-only services, while our Hedge Fund performance fees are generally earned in the fourth quarter.

Moving to the lower half of the display, we show advisory fees by distribution channel.  Here you can see that the increase in total advisory fees was primarily driven by the 27.6 percent increase in our Institutional Investments channel, where higher AUM and a favorable mix change contributed to the revenue increase.  In our Retail and Private Client channels, advisory fees increased by 18.2 percent and 23.8 percent, respectively, benefiting from higher AUM.

The expense portion of our income statement is summarized on display 20.  Here I’d like to point out that the 15.6 percent increase in operating expenses for the quarter is 100 basis points lower than the increase in net revenues.

Employee Compensation and Benefits rose by $71 million to $441 million, or almost 19 percent, and represents almost 70 percent of the increase in total operating expenses versus the first quarter of 2006.  This increase was largely driven by higher base compensation, incentive compensation and commission expense.  I’ll discuss Compensation and Benefits in more detail shortly.

But moving down the display, you’ll notice the up-tick in Promotion and Service expense was due to higher distribution plan payments, resulting from higher Retail AUM, as well as higher travel expenses, as we serve our increasingly global client base.

General and Administrative expenses increased $17 million, or 13.6 percent, primarily due to continued investments in office space and related information systems support.  The quarter also includes about $7 million, or two-and-a-half cents per unit, in unusually high employee-related legal costs, as well as true-up of the cost associated with the class action recovery error that we previously disclosed.  We continue to believe that the bulk of the cost of that error will be recovered from available settlement proceeds and insurance.  With that said, these costs are in contrast to a much higher litigation settlement in the prior quarter.

Display 21 provides additional detail on Employee Compensation and Benefits.  Base compensation is up almost 24 percent versus last year as headcount grew 13.2 percent to just under 5,000 employees at the end of March 2007.  Also, merit increases of approximately five percent, effective January 1, 2007, and unusually high severance payments, which equaled about one-and-a-half cents per Unit in the quarter, contributed to the increase.

Incentive compensation, a line item which includes both annual cash bonuses as well as the amortization of long-term deferred incentive compensation, increased 16 percent year-over-year, which is below the 19.4 percent growth in operating earnings.  This increase is primarily attributed to the increased cash bonus estimates based on earnings, as well as the higher deferred compensation amortization.

As I discuss the increase in Incentive Compensation, I’d like to pause to address seasonality in a little more detail.  As I think we’ve made clear in previous discussions, our quarterly financial results have become increasingly seasonal as performance fee have become a more significant contributor to our results.

Similar to the performance fee-driven seasonality of revenues, there also exists a seasonality of quarterly compensation expense ratios resulting from intra-year operating leverage.  This leverage is created if revenues increase throughout the year at rates faster than our cash incentive compensation needs, thereby reducing compensation ratios.  The growing amount of performance fees tends to amplify this effect even further.  While the quarterly variability of our financial results is driven by a multitude of components, the seasonality of performance fees and cash incentive compensation can be quite significant.

Now I’ll turn to my detailed discussion of Employee Compensation and Benefits.  As I’ve described on previous calls, the 22 percent growth in Commission Expense shown on this slide should be viewed as a positive leading indicator for future revenue and earnings, as our sales are up in all four distribution channels, the full effect of which is not reflected in the revenues for the current quarter.

As I wrap up my comments, please turn to display 22, where we present a summarized income statement for the operating partnership.  With net revenues increasing 16.6 percent or 100 basis points more than the increase in our expenses, our operating margin expanded by 60 basis points to 27.4 percent for the quarter.

As you move down the income statement, you’ll note an increase in our income tax rate to an effective rate of approximately eight percent.  This increase is primarily attributable to growth in our London-based operations, a trend that we anticipate will continue.

Carrying the Operating Partnership’s Net Income after taxes of $268 million forward to display 23, we show AllianceBernstein Holding’s financial results.  Holding’s share of AllianceBernstein’s earnings was $88 million for the first quarter, versus $73 million in the same quarter last year, resulting in Net Income after taxes of $79 million, or almost 20 percent more than in March 2006.

The distribution per-Unit for the AllianceBernstein Holding will be 91 cents, almost 17 percent higher than the 78 cents per-Unit we distributed in the same quarter last year.  The per-Unit distribution grew in a slightly lower rate than net income as diluted unit outstanding at the end of March 2007 grew approximately 2.8 percent versus the end of March 2006.

Turning to the summary on display 24, I’d like to reiterate that we believe we’ve begun 2007 by delivering good results in the face of turbulent capital markets throughout much of the first quarter.  Our continued success in generating organic growth drove a substantial increase on our assets under management, with particularly strong growth in our Private Client channel and our suite of Hedge Fund services.  AUM continued to become increasingly global, as assets associated with Global and International services and non-U.S. clients grew at faster rates than total AUM.  We continued to make investments we deem vital to delivering superior client service and the growth of our business.  Our focus on client satisfaction remains the underpinning of our financial success.

And finally, as mentioned earlier this afternoon in our press release, we believe it’s appropriate to provide full year earnings guidance in an effort to clarify the seasonality of our business.  As Lew said in our press announcement, we currently estimate that full year 2007 earnings at the holding company level will be approximately $4.65 - $5.00 per Unit, with the fourth quarter accounting for a disproportionate share of the total.  This estimate assumes asset inflows continuing at levels similar to recent rates and at equity and fixed income market returns at annual rates of eight percent and five percent, respectively, for the balance of the year.

I want to again stress the importance of understanding that the firm’s earnings are subject to considerable uncertainty, including but not limited to capital market volatility, which can be amplified by the aforementioned increase in assets under management subject to performance fee arrangements.

And now, Lew and I are available for your questions.

OPERATOR:  Thank you.  I would like to remind everyone, if you’d like to pose a question, please press star then the number one on your telephone keypad.  Management has requested that you please, limit your initial question to two in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to follow up questions.  It is AllianceBernstein’s practice to take all questions in the order in which they are received, and to empty the queue before ending the call.

Our first question is coming from Bill Katz of Buckingham Research.

BILL KATZ, BUCKINGHAM RESEARCH:  OK.  Thank you very much.  The first question is on the fixed income side, it seems to be an area of focus and momentum.  I’m just sort of curious as to maybe a little more color, as to where the flows are coming from, U.S. versus non U.S.  And is there any sort of shift in appetite towards fixed income to your benefit?

LEW SANDERS, CHAIRMAN, CHIEF EXECUTIVE OFFICER, ALLIANCEBERNSTEIN:  Bill, I’ll answer that question.  The flows are focused heavily on global and international oriented mandates.  And increasingly of a customized character, which were designed to meet the particular objectives of institutional investors.

Many of them contain a substantial component of synthetic securities.  Indeed, there are some noteworthy mandates that are entirely based on execution around synthetic and derivative securities.

In addition, I would ascribe growing interest in LIBOR plus, and/or absolute return oriented mandates, as opposed to the tradition in the U.S., which is steeped in Lehman Aggregate, relative benchmark kinds of mandates.  And we believe these trends are – will turn out to be lasting.  And in that way, the terms of competition in fixed income are evolving in the direction that those mandates would point to.

BILL KATZ:  OK, that’s very helpful.  I just want to understand a qualifying sort of accounting question here, which is not my second question.  On the hedge funds, I’m sort of curious, are you planning on continuing to give us that quarterly disclosure?  And as you recognize revenue on these assets, are the management fees showing up quarterly while the performance fees show up on the back end (at the end of the year)?  Am I understanding correctly?

LEW SANDERS:  The answer is yes and yes.

BILL KATZ:  OK.  My second question is on the G&A slide, it seems like you are reinvesting, but at the same time, you’re starting to see some operating leverage, did I hear you correctly, Jerry, that ex the $7 million elevated charges this quarter, you would have been down in G&A sequentially?

JERRY LIEBERMAN:  Yes, we would have been.

BILL KATZ:  OK.  Is that a fair run rate?

JERRY LIEBERMAN:  Yes.  You think of taking out the adjustments that we pointed out, it’s a fair run rate.  Obviously, we continue to increase the infrastructure of the firm, as we grow, especially with the international side of the firm.  But it’s a pretty fair run rate.

BILL KATZ:  OK.  Terrific, thank you very much.

OPERATOR:  Thank you.  Our next question is coming from Cynthia Mayer of Merrill Lynch.

CYNTHIA MAYER, MERRILL LYNCH:  Hi, good afternoon.  Just to clarify a little bit on the performance fees, versus the comp, are you – does the higher cash bonus estimate that is in the part of the incentive compensation does any of that anticipate fourth quarter performance fees?  And would there be any kind of a true up later, if the performance fees were lower.  I’m just trying to understand if the timing – the seasonality of the performance fees is also reflected at all in the comp?

JERRY LIEBERMAN:  What I tried to explain in my comments, Cynthia, and in fact, what you covered quite well in a note that you sent out this week, that if the revenues increase in the firm, including performances throughout the year, that we’ll end up with a lower comp ratio in later quarters than we had in earlier quarters.

CYNTHIA MAYER:  Right.

JERRY LIEBERMAN:  Does that answer your question?  You know, as far as whether or not we would need more money if performance fees came in much lower than we thought – I mean there are a lot of variables here.  What’s happening?  How is the firm doing, clearly?  What’s happening in the marketplace as far as compensation, there are lots of variables here.  But we would expect our comp ratios to decrease, if revenues increased throughout the year.

CYNTHIA MAYER:  OK.  And can you talk a little bit about what styles are dominating within the hedge funds right now?  And also what the flows have been, how much of the growth is just appreciation versus flows.

LEW SANDERS:  By far, the largest majority was flows in the first quarter, as the 23 percent gain readily indicates.  Although we did have a good quarter, in terms of investment returns, especially in the global diversified component of our offering.  And it’s that category of hedge funds that’s growing.  And as you may know, and as the name of the services implies, they actually call on multiple sources of alpha: long/short equity, currency strategies, long/short fixed income, as well a commodity strategies.

CYNTHIA MAYER:  OK.  Thanks.  I’ll get back in the queue for another question.

OPERATOR:  Thank you.  Our next question is coming from Chris Spahr of Deutsche Bank.

CHRIS SPAHR, DEUTSCHE BANK:  Good afternoon.  I was just wondering if you can just give a little bit of color on the lower non U.S. sales, on the retail side, was that again, that’s on a year-over-year, can you just give a little bit of color on a lean quarter basis, and if you’re making any penetration on some of the open architecture going overseas.

JERRY LIEBERMAN:  Yes, we have an increase in share in the U.S.  We have a decrease overseas.  And it’s a – we had a spectacular first quarter last year, outside the U.S. primarily of some fixed income services.  So the – it’s really – we have momentum in the U.S., and a little pause outside the U.S., primarily in Asia.  Does that help?

CHRIS SPAHR:  Yes, a little bit.  And then also, can you just maybe give a little bit of a – besides the advisory and performance fees, I mean is there some seasonality that we should expect to see and some other things like dividend and interest income, given that’s kind of a relatively new line item over the last couple of quarters?

JERRY LIEBERMAN:  Only to the extent that in the fourth quarter, because mutual funds pay out all of their earnings.  That’s the seasonality - the rest of the revenues really shouldn’t see that much seasonality.

CHRIS SPAHR:  So we might be able to see a similar growth rate in – that we saw in 4Q ’06, in 4Q ’07 then?

JERRY LIEBERMAN:  Yes.  Depending on how well the mutual funds do that everyone has invested in.  That’s clearly, you know, paying out the earnings that they’re required to do under tax law.

CHRIS SPAHR:  Right.  Thank you.

JERRY LIEBERMAN:  OK.

OPERATOR:  Thank you.  There appear to be no further questions at this time.  I’d like to turn the floor back over to management for any closing remarks.

PHILIP TALAMO:  Actually, if there’s anyone in the queue with any follow up questions, we still have some time.

OPERATOR:  Our next follow up question is coming from Cynthia Mayer of Merrill Lynch.

CYNTHIA MAYER:  Hi.  I did have a question just on the interest expense.  It looked like it was the same year-over-year, but higher sequentially.  What’s the dynamic there?

LEW SANDERS:  It should fall over the consecutive quarter, Cynthia, because this is another example of seasonality where our working capital requirements actually declined seasonally as we moved from the first to the fourth quarter.  And our short term borrowed balances therefore, fall accordingly.

CYNTHIA MAYER:  OK.  So that’s just the pattern you expect to see very year, I guess.

LEW SANDERS:  We do.

JERRY LIEBERMAN:  Yes.

CYNTHIA MAYER:  OK.  And…

LEW SANDERS:  I think the way you should look at this is, you start with the first quarter, and then think about free cash flow growing and thus reducing the borrowed balances through the year seasonally.

CYNTHIA MAYER:  OK.  And in terms of net flows, it sounds like underlying your guidance, you’re assuming continued net flows along the lines of the last few quarters.  So does that correspond to when you say you’ve got your pipeline of won, but unfunded mandates is substantial those – I guess, are you also saying that it’s sort of in line with the last couple of quarters?

JERRY LIEBERMAN:  Exactly, which have been just a real nice pipeline and it continues.  As we’re replacing the fundings with new mandates of similar sizes.

CYNTHIA MAYER:  OK.  And if I could just ask one more, how sticky do you think the inflows to the U.S. funds are?  It seems a lot of them are going to the international, the value fund.  And if international were to lose some of its appeal, do you think they would move over to other Alliance Bernstein funds, or you would all worry about them being concentrated?

LEW SANDERS:  Well I wouldn’t use the term worried, but I think your observation is apt.  At the moment, and you can see from external measures from U.S. flows, our more successful service is international value in the retail space.  But I would tell you too, that our wealth strategy family of services continues to grow, in a very consistent way.  And so while it is true today that the flows have some degree of concentration over time, we’re hopeful that does become more diversified.

JERRY LIEBERMAN:  If and when there’s a rotation, we’d expect the wealth strategies to be stickier assets.

LEW SANDERS:  Almost certainly, you know, their character is multi style, multi asset class and global.

CYNTHIA MAYER:  OK.  And I guess my last question is why not buy back some units, to avoid the dilution?

LEW SANDERS:  Well I think that, as you well know, we are, instead committed to distributing 100 percent of our cash flow in the form of distributions, which we actually think is the most efficient use of our cash flow.  And that leaves you in a position, if you so choose, to use that cash flow in the way that would accomplish the mission you describe.

CYNTHIA MAYER:  Great, thanks a lot.

OPERATOR:  Thank you.  Our next question is coming from Niamh Alexander of CIBC.

NIAMH ALEXANDER, CIBC:  Thank you for taking my questions.  Good evening.  If I could follow up on the retail but more to the distribution angle.  You had mentioned before that you’re rolling into the defined contribution channel.  You’ve made some hires there.  How is that going?  I know it’s early days, but you do have the advantage of having great relationships with the consultants?  And is there any updates you can give us there, on how that’s progressing?

LEW SANDERS:  Now remember, this focused dominantly on the institutional channel, although we do have an important activity in the defined contribution area, in retail as well.  But the build up in resources that you cite, is focused on large plans in the institutional channel.  And this, as you know is an area, where the nature of a building relationship is complex and requires considerable time.  Indeed, mandates are typically not off the shelf, but instead customized to the particular needs of these plans.

Moreover, our service array by design offers that flexibility.  So what I can report to you is that we are experiencing a high interest in the offering.  The queue of business under consideration in the pipeline is growing.  And we’re encouraged, but it is not yet a material portion of our inflows.

NIAMH ALEXANDER:  That’s helpful, thanks.  And then on target date funds, because you were rather innovative and coming out with, I guess, a more aggressive schedule of equities versus fixed income, and we’ve seen some others follow.  How does that progress there in distributing those?  I mean, I think one of the struggles will be not being in a 401 (k), plan, but how is it going with the distributors, is this an advantage when you’re coming to kind of pitch up your products.

LEW SANDERS:  Well, you know, I would actually describe our position in the market as quite a bit broader than just the glide path design that you refer to, which we do think actually set an industry standard.  Our capabilities also include asset classes that have historically not been included in these funds, and play, in our judgment, a very useful purpose.  Moreover, our offering is very flexible in terms of passive or active components of that asset allocation.  We can focus the plan exclusively on passive components.  It can be exclusively active and all of our services composing those active sleeves.  Or it can be a mixture of that, as well as the use of asset management services of other asset management advisors.  It’s a very flexible platform.  It doesn’t depend on any one attribute, but instead, it’s much more a complete and comprehensive service profile.

So once again, what I would say to you is that we’re pleased with the market response, but we anticipated that success here would develop over time.  And that patience and perseverance is appropriate for us to achieve the success that we’re targeting in that space.

NIAMH ALEXANDER:  That’s very helpful.  Thanks for that.  That’s my questions.

OPERATOR:  Thank you.  Our next question is coming from James Ellman of Seacliff Capital.

JAMES ELLMAN, SEA CLIFF CAPITAL:  Good evening, gentlemen.  Could you give us a couple of comments on what is the real benefit for Alliance remaining as a public entity?  With what we’ve seen with Sallie Mae and many other companies no one thought would ever go private, going private, and so much capital out there for them.  And your company having relatively low capital needs and a lot of free cash flow, the sort of things that the private equity firms seem to find very intriguing, what are the benefits of staying as a public entity?  And why would you not consider taking the company private?

LEW SANDERS:  Well, first, to say the obvious, more than 60 percent of our units are held by AXA, a global and large and very fine financial services enterprise.

But second, and really more importantly, we actually think that there is considerable value to being a public company, that’s apart, of course, from capital raising requirements.  You properly describe us as firm that produces cash as opposed to consumes it.  And we are committed to returning that cash flow to our unit holders.  That sets us apart from most publicly traded firms.

There is considerable benefit inside the firm to the existence of a publicly traded unit, from the standpoint of employee engagement and incentives.  And in addition I think that there is value to the transparency that being public brings to all of the constituencies we serve.  Our clients, the people we do business with, the vendor community, consultants, regulators, and the employees.  Transparency is, in my view, an extremely valuable attribute and this reinforces it quite comprehensively, especially given our reporting standards.

And then, finally, it’s worth really stressing that a publicly traded master limited partnership is an extremely valuable commodity which cannot actually be replicated any longer in this country.  And so providing our unit holders with effectively a tax advantaged participation in the success of this enterprise is something that no one would likely walk away from.

JAMES ELLMAN:  Very good.  Thank you very much.

OPERATOR:  Thank you.  Our next question is coming from Robert Lee of KBW Asset Management.

ROBERT LEE:  KBW ASSET MANAGEMENT:  Good afternoon everyone.  Two questions related to the retail business I’m just curious.  You haven’t spoken in a while about the managed account business.  Could you maybe talk a little bit about what’s going on with that, and in particular with the seeming movement towards these model portfolios?  I mean what’s your view of that?  Is that anything, does that actually make you less interested in that part of the retail business?

LEW SANDERS:  The managed account business continues to grow robustly and we are a willing participant in it on terms that we think appropriately compensate for our contribution, for our value added.  And those remain available to us notwithstanding some evolution in the character of the marketplace that you cite.

ROBERT LEE:  OK.  And maybe one follow up question, I mean there’s been a lot of chatter out of the SEC, about the last two months, you know, about looking about 12b-1 fees, how they’re approved, how they’re used, you know, all kinds of things being thrown out there.  From your perspective, Lew, I mean what do you make of this?  I mean is this something that you expect is going to have any kind of – that there will be any kind of change, you know, relatively soon?  Or how do you think that this sort of may play out?

LEW SANDERS:  I wouldn’t offer a prediction at this point.  I think it’s a good thing that the SEC is expressing an interest in this.  And we will, to the extent that we can, contribute to their understanding of the way these are utilized, their efficacy and any issues that might surround them, we’ll be a willing participant in that study.  It’s not at all clear to me how it would come out.

ROBERT LEE:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is a follow up from Bill Katz of Buckingham Research.

BILL KATZ:  OK, thanks again.  Just trying to understand, it seems like you’re having a favorable mix shift, due to a number of factors.  And if I strip out the impact of performance fees quarter to quarter, and maybe quarter to quarter is not the best way to think about it, but that was the math I just ran, it looks like the base revenue yield eased a tad quarter to quarter.  I’m just sort of curious is that just sort of the day issue and the timing of the asset build in the quarter or am I missing something more structural?

LEW SANDERS:  What did you do, fourth to first?

BILL KATZ:  Yes.  That’s why I prepped this by saying, you know, I didn’t look year-to-year, but certainly fourth to first.  Just conceptually with the…

JERRY LIEBERMAN:  Number of days in the quarter.

LEW SANDERS:  I’m not sure.  I mean that could influence the mix between daily price services as opposed to quarterly based fees.  There are so many variables, Bill, which could influence the consecutive quarterly pattern, especially fourth to first.  I don’t think you should draw any noteworthy inferences from that.  I think you’re safer to think about the pattern expressed by the first to first comparison which Jerry emphasized in his remarks.

BILL KATZ:  OK.

JERRY LIEBERMAN:  Yes.

BILL KATZ:  OK, Jerry.  Thank you.

OPERATOR:  Thank you.  At this time, there appear to be no further questions.  I’d like to turn the floor back over to management.

PHILIP TALAMO:  Thank you everyone for participating on our conference call.  As always, feel free to call the investor relations team with any further questions and have a great evening.

OPERATOR:  Thank you.  That does conclude today’s AllianceBernstein conference call.  You may disconnect your lines at this time.

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